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                                                                     EXHIBIT 4.5

                         NUKO INFORMATION SYSTEMS, INC.

                                                               February 28, 1997

RGC International Investors LDC
c/o Rose Glen Capital Management, LP
440 East Swedesford Road, Suite 2025
Wayne, PA  19087

Gentlemen:

         In consideration of the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties to this letter agreement, intending to be legally bound, hereby agree as follows:

         Nuko Information Systems, Inc. (the "Company") hereby agrees to issue to RGC International Investors LDC ("RGC") a warrant, in the form attached hereto as Exhibit A, to purchase 625,000 shares of the Company's common stock, par value $.001 per share. The exercise price of the warrant shall be equal to 110% of the average closing bid price for the common stock for the thirty trading day period beginning on the first trading day of June 1997.

         The shares underlying the warrant will be registerable by the Company pursuant to the terms of the Warrant Share Registration Rights Agreement attached hereto as Exhibit B.

         Notwithstanding anything to the contrary set forth in the Certificate of Designation defining the rights of the Company's Series A Convertible Preferred Stock, RGC hereby agrees that the step-up from a 10% discount to a 15% discount described in Section VI(B)(a) thereof that will currently take effect on March 17, 1997, shall be deferred until April 30, 1997 with respect to the 5,000 shares of such Series issued pursuant to the second closing under the Securities Purchase Agreement, December 13, 1996, between the Company and RGC. Any assignees of RGC's rights in such 5,000 shares shall be bound by the terms of this paragraph.

         If you are in agreement with the foregoing, please execute this letter agreement in the space provided below.




                                       Sincerely.


                                       /s/ PRATAP S. KONDAMOORI
                                       ------------------------------
                                       Bob Kondamoori, President
                                       NUKO Information Systems, Inc.

RGC International Investors, LDC
By: Rose Glen Capital Management, L.P.,
    Investment Manager
    By:  RGC General Partner Corp.,
         General Partner

         By: /s/ WAYNE D. BLOCH
            ---------------------------------
             Wayne D. Bloch, Managing Director